UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 17, 2015

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

At a Special Meeting of Stockholders held on November 17, 2015, the stockholders of the Company voted to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a 1-for-10 reverse stock split of the Company’s outstanding Common Stock, together with a corresponding reduction in the total number of shares of authorized stock. The vote on such matter was as follows:

Votes for	33,597,539
Votes against	3,386,220
Abstentions	42,311

Item 8.01	Other Events.

Upon the effectiveness of the reverse stock split, each 10 shares of issued and outstanding Echelon common stock will be converted into 1 share of Echelon common stock, and if applicable, cash in lieu of fractional shares that would otherwise have been issued. The reverse split will reduce the number of shares of Echelon’s outstanding common stock from approximately 44.1 million shares to approximately 4.1 million shares and it will also reduce the authorized number of shares of the Company’s stock from 100 million to 10 million. The reverse split is intended to become effective on December 7, 2015 and the Company’s split-adjusted common shares are expected to begin trading on the NASDAQ Capital Market on December 8, 2015.

A copy of the press release announcing the reverse stock split is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release of Echelon Corporation dated November 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ C. Michael Marszewski
C. Michael Marszewski
Vice President and Chief Financial Officer

Date: November 20, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Echelon Corporation dated November 20, 2015.